Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces Second Quarter 2012 Financial Results

Indiana, PA., July 25, 2012 - First Commonwealth Financial Corporation (NYSE: FCF) today reported net income of $12.3 million, or $0.12 diluted earnings per share, for the second quarter ended June 30, 2012, as compared to net income of $7.4 million, or $0.07 diluted earnings per share, in the second quarter of 2011. The increase in net income was primarily the result of a lower provision for credit losses, a decrease in noninterest expense, offset by a decrease in noninterest income. For the six months ended June 30, 2012, net income was $23.4 million, or $0.22 diluted earnings per share, compared to net income of $12.7 million, or $0.12 diluted earnings per share, for the comparable period in 2011. The increase in net income was primarily the result of a lower provision for credit losses, an increase in noninterest income, offset by an increase in noninterest expense.

T. Michael Price, President and Chief Executive Officer, stated, “One of our primary strategic focuses for 2012 is to clearly put legacy credit issues behind us. Our second quarter and year-to-date results evidence that progress and reflect the solid improvement in our credit quality metrics.”

Net Interest Income and Net Interest Margin

Second quarter 2012 net interest income, on a fully taxable equivalent basis, decreased $0.3 million, or 1%, compared to the second quarter of 2011 to $48.0 million. The decrease was a result of a 15 basis point decline in the net interest margin. Net interest margin was 3.61%, 3.75% and 3.76% for the three-month periods ended June 30, 2012, March 31, 2012 and June 30, 2011, respectively. For the six months ended June 30, 2012 net interest income, on a fully taxable equivalent basis, decreased $0.3 million to $97.4 million. The decrease was primarily due to a decrease of 13 basis points in the net interest margin. The year-to-date net interest income included $1.0 million of delinquent interest recognized in the first quarter of 2012 for one commercial loan which resulted in an increase of 4 basis points in net interest margin. The net interest margin for the six-months ended June 30, 2012 and 2011 was 3.68% and 3.81%, respectively. The current low interest rate environment is causing net interest margin compression. The negative effects of this interest rate environment were partially offset by a $259.9 million, or 5%, increase in interest-earning assets over the twelve-month period.

Price noted, “Another area of strategic focus was loan growth. The quarter ending June 30, 2012 represented our third consecutive quarter of growth, with $102.5 million in loan growth year-to-date. Our lenders continue to do a commendable job in a difficult economic environment.”

Credit Quality

The provision for credit losses was $4.3 million and $8.1 million for the three and six months ended June 30, 2012, respectively, as compared to $9.1 million and $22.9 million in the prior-year periods.

For the quarter ended June 30, 2012, nonperforming loans were $84.9 million, a decrease of $4.7 million from March 31, 2012 and $62.8 million from June 30, 2011.

During the second quarter of 2012, net charge-offs were $3.4 million compared to $10.7 million in the second quarter of 2011. For the six months ended June 30, 2012, net charge-offs were $7.6 million, or 0.37% of average loans on an annualized basis, compared to $19.0 million, or 0.93% of average loans on an annualized basis, for the same period in 2011.

The allowance for credit losses as a percentage of total loans outstanding was 1.48%, 1.47% and 1.88% for June 30, 2012, March 31, 2012 and June 30, 2011, respectively.

Other Real Estate Owned (“OREO”) acquired through foreclosure was $19.1 million at June 30, 2012. During the first half of 2012, three troubled credits classified as held for sale in the fourth quarter of 2011, totaling $13.4 million, were sold for $2.9 million in excess of carrying value.

Noninterest Income

Noninterest income, excluding net security gains, increased $0.6 million, or 4%, in the second quarter of 2012 compared to the same period last year. The increase is primarily a result of $1.0 million of commercial loan swap-related income and increased card-related interchange income of $0.2 million. Negatively affecting year-to-year quarterly comparisons was a decrease of $0.5 million in letter of credit fees. The swap related increase was related to higher credit losses during 2011 primarily attributable to one commercial credit relationship.

For the six months ended June 30, 2012, noninterest income, excluding net security gains, increased $4.3 million, or 15%, when compared to the same period of 2011, primarily attributable to the aforementioned gain on loans held for sale. Also contributing to the increase was $1.8 million of swap-related activities, $0.7 million of revenue from an OREO property that was sold in the first quarter of 2012 and $0.6 million in card-related income. Also affecting the year-over-year comparisons was a $0.6 million decrease in letter of credit fees and a $0.4 million decline in revenue from wealth management. The swap related increase was comprised of $0.5 million of increased fees and $1.3 million primarily due to an improved credit profile related to the aforementioned commercial credit relationship.

There were no net security gains for the three and six months ending June 30, 2012 compared to $1.6 million and $2.2 million for the same periods in 2011. The 2011 gains were primarily the result of a $1.5 million realized gain from the sale of an equity security. First Commonwealth has not incurred any other-than-temporary impairment charges in the investment portfolio for the past six quarters.

Noninterest Expense

Noninterest expense decreased $3.9 million, or 8%, in the second quarter of 2012 from the second quarter of 2011. The decrease is primarily related to a $4.1 million write-down to current fair value for an OREO property in the second quarter of 2011 and decreased collection costs of $1.1 million for troubled loans and OREO properties in the second quarter of 2012. The decreases were partially offset by a $0.8 million increase in salaries and benefits. The increase in staff and benefits was primarily a result of increasing positions within the lending and other business development areas and expanded incentive programs to encourage new business production, which were partially offset by restructurings and refinements in our support and retail distribution areas.

For the six-months ended June 30, 2012, as compared to the same period last year, noninterest expense increased $1.5 million or 2%. The increase was primarily attributable to an increase of $1.4 million in salaries and employee benefits due to the aforementioned organizational restructurings and normal merit increases. Also affecting the year-over-year comparisons were decreases of $0.6 million in FDIC insurance and $0.5 million in occupancy expense.

Full-time equivalent staff was 1,432 and 1,512 for the periods ended June 30, 2012 and 2011, respectively. The efficiency ratio, calculated as total noninterest expense as a percentage of total revenue (total revenue consists of net interest income, on a fully taxable equivalent basis, plus total noninterest income, excluding net impairment losses and net securities gains), was 68% for the six months ended June 30, 2012 as compared to 69% during the same period in 2011.

“Improved efficiency is the focus of a number of our strategic initiatives this year,” commented Price. “The cost of resolving troubled credits has certainly had a significant impact on our noninterest expense over the past two years. And while the level of our noninterest expense continues to improve, many more efficiency opportunities remain. Our entire organization is engaged in this effort, and we believe these process improvements are essential to exceeding our customers’ expectations. We find this particularly true as we navigate a new operating environment of increased cost of regulatory compliance. Ultimately, efficiency is key to sustaining a competitive advantage.”

Dividend/Buybacks

First Commonwealth Financial Corporation declared a common stock quarterly dividend of $0.05 per share on July 24, 2012 which is payable on August 17, 2012 to shareholders of record as of August 3, 2012. This dividend represents a 3% projected annual yield utilizing the June 30, 2012 closing market price of $6.73 and signifying a 67% increase from last year.

On June 19, 2012, First Commonwealth announced a $50 million common stock repurchase program effective until December 31, 2012. Through June 30, 2012, 469,700 shares were purchased at an average price of $6.45 per share.

First Commonwealth’s capital ratios for leverage, Total and Tier I were 11.8%, 15.2% and 13.9%, respectively on June 30, 2012.

Conference Call

First Commonwealth will host a quarterly conference call to discuss its financial results for the second quarter of 2012 on Wednesday, July 25, 2012 at 2:00 PM (ET). The call can be accessed by dialing (toll free) 1-877-317-6789 or through our web page, http://www.fcbanking.com via our “Investor Relations” link. A replay of the call will be available approximately one hour following the conclusion of the conference. A link to the call replay will be accessible at this web page for 30 days.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $5.9 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 112 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. These risks and uncertainties include, among other things, the following: continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Law and other legal and regulatory changes; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk; and other risks and uncertainties described in our reports filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contact:

Media:

Susie Barbour

Media Relations Supervisor

724-463-5618

Investor Relations:

Robert E. Rout

Executive Vice President and Chief Financial Officer

724-349-7220

###

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except per share data)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
SUMMARY RESULTS OF OPERATIONS

Net interest income (FTE)(1)	$48,008	$49,387	$48,294	$97,395	$97,693
Provision for credit losses	4,297	3,787	9,112	8,084	22,929
Noninterest income	16,096	17,380	17,064	33,476	31,392
Noninterest expense	41,848	46,752	45,700	88,600	87,129
Net income	12,321	11,051	7,419	23,372	12,665

Earnings per common share (diluted)	$0.12	$0.11	$0.07	$0.22	$0.12

KEY FINANCIAL RATIOS

Return on average assets	0.83%	0.75%	0.52%	0.79%	0.44%
Return on average shareholders’ equity	6.41%	5.81%	3.92%	6.11%	3.37%
Efficiency ratio(2)	65.28%	70.02%	71.69%	67.70%	68.66%
Net interest margin (FTE)(1)	3.61%	3.75%	3.76%	3.68%	3.81%

Book value per common share	$7.38	$7.30	$7.26
Tangible book value per common share(4)	5.82	5.75	5.70
Market value per common share	6.73	6.12	5.74
Cash dividends declared per common share	0.05	0.03	0.03	$0.08	$0.06

ASSET QUALITY RATIOS

Allowance for credit losses as a percent of end-of-period loans(6)	1.48%	1.47%	1.88%
Allowance for credit losses as a percent of nonperforming loans(6)	72.61%	74.45%	51.18%
Nonperforming loans as a percent of end-of-period loans(5)	2.04%	2.17%	3.70%
Nonperforming assets as a percent of total assets(5)	1.75%	1.86%	3.24%
Net charge-offs as a percent of average loans (annualized)	0.33%	0.42%	1.06%

CAPITAL RATIOS

Shareholders’ equity as a percent of total assets	12.99%	12.86%	13.39%
Tangible common equity as a percent of tangible assets(3)	10.54%	10.40%	10.81%
Leverage Ratio	11.76%	11.74%	11.95%
Risk Based Capital - Tier I	13.91%	13.52%	13.87%
Risk Based Capital - Total	15.16%	14.77%	15.12%

(6)	Excludes held for sale loans.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except share data)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011

INCOME STATEMENT
Interest income	$54,712	$56,616	$57,989	$111,328	$117,458
Interest expense	7,794	8,446	11,104	16,240	22,704

Net Interest Income	46,918	48,170	46,885	95,088	94,754
Taxable equivalent adjustment(1)	1,090	1,217	1,409	2,307	2,939

Net Interest Income (FTE)	48,008	49,387	48,294	97,395	97,693

Provision for credit losses	4,297	3,787	9,112	8,084	22,929

Net Interest Income after Provision for Credit Losses (FTE)	43,711	45,600	39,182	89,311	74,764

Changes in fair value on impaired securities	(1,323)	1,498	448	175	2,317
Non-credit related (gains) losses on securities not expected to be sold (recognized in other comprehensive income)	1,323	(1,498)	(448)	(175)	(2,317)

Net Impairment Losses	0	0	0	0	0

Net securities gains	0	0	1,608	0	2,185
Trust income	1,607	1,542	1,764	3,149	3,482
Service charges on deposit accounts	3,737	3,502	3,748	7,239	7,174
Insurance and retail brokerage commissions	1,670	1,424	1,616	3,094	3,178
Income from bank owned life insurance	1,459	1,445	1,390	2,904	2,747
Gain on sale of assets	1,444	2,115	1,251	3,559	1,482
Card related interchange income	3,285	3,114	3,042	6,399	5,842
Other income	2,894	4,238	2,645	7,132	5,302

Total Noninterest Income	16,096	17,380	17,064	33,476	31,392

Salaries and employee benefits	22,363	21,758	21,546	44,121	42,674
Net occupancy expense	3,303	3,404	3,495	6,707	7,227
Furniture and equipment expense	3,024	3,184	3,135	6,208	6,315
Data processing expense	1,796	1,563	1,525	3,359	2,949
Pennsylvania shares tax expense	1,510	1,183	1,434	2,693	2,612
Intangible amortization	371	371	389	742	779
Collection and repossession expense	670	2,699	1,726	3,369	3,042
Other professional fees and services	940	1,199	1,099	2,139	2,224
FDIC insurance	1,262	1,237	1,248	2,499	3,083
Loss on sale or write-down of assets	500	3,289	4,214	3,789	4,515
Other operating expenses	6,109	6,865	5,889	12,974	11,709

Total Noninterest Expense	41,848	46,752	45,700	88,600	87,129

Income before Income Taxes	17,959	16,228	10,546	34,187	19,027
Taxable equivalent adjustment(1)	1,090	1,217	1,409	2,307	2,939
Income tax provision	4,548	3,960	1,718	8,508	3,423

Net Income	$12,321	$11,051	$7,419	$23,372	$12,665

Shares Outstanding at End of Period	104,728,846	105,050,018	104,906,994	104,728,846	104,906,994
Average Shares Outstanding Assuming Dilution	104,901,239	104,816,442	104,686,072	104,855,543	104,653,604

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands)

	June 30,	March 31,	June 30,
	2012	2012	2011
BALANCE SHEET (Period End)

Assets
Cash and due from banks	$82,659	$74,889	$78,187
Interest-bearing banks deposits	3,839	6,663	52,320
Securities	1,195,118	1,244,749	1,053,427
Loans held for sale	0	8,076	823

Loans	4,159,531	4,128,588	3,992,058
Allowance for credit losses	(61,676)	(60,732)	(75,166)

Net loans	4,097,855	4,067,856	3,916,892

Goodwill and other intangibles	163,057	163,428	164,553
Other assets	404,288	402,983	425,100

Total Assets	$5,946,816	$5,968,644	$5,691,302

Liabilities and Shareholders’ Equity
Noninterest-bearing demand deposits	$823,880	$818,896	$730,049

Interest-bearing demand deposits	98,937	122,320	91,362
Savings deposits	2,415,860	2,469,736	2,375,349
Time deposits	1,123,285	1,222,879	1,339,388

Total interest-bearing deposits	3,638,082	3,814,935	3,806,099

Total deposits	4,461,962	4,633,831	4,536,148

Short-term borrowings	474,264	309,373	161,935
Long-term borrowings	181,120	206,768	179,102

Total borrowings	655,384	516,141	341,037

Other liabilities	56,980	51,314	52,041
Shareholders’ equity	772,490	767,358	762,076

Total Liabilities and Shareholders’ Equity	$5,946,816	$5,968,644	$5,691,302

	For the Three Months Ended						For the Six Months Ended
	June 30,	Yield/	March 31,	Yield/	June 30,	Yield/	June 30,	Yield/	June 30,	Yield/
	2012	Rate	2012	Rate	2011	Rate	2012	Rate	2011	Rate
NET INTEREST MARGIN (Quarterly and Year-to-Date Averages)

Assets
Loans (FTE)(1)(5)	$4,144,470	4.61%	$4,115,483	4.81%	$4,059,259	5.02%	$4,129,977	4.71%	$4,114,862	5.05%
Securities and interest bearing bank deposits (FTE)(1)	1,210,889	2.76%	1,183,007	2.92%	1,091,590	3.17%	1,196,948	2.84%	1,051,952	3.32%

Total Interest-Earning Assets (FTE)(1)	5,355,359	4.19%	5,298,490	4.39%	5,150,849	4.63%	5,326,925	4.29%	5,166,814	4.70%
Noninterest-earning assets	589,888		602,863		581,998		596,375		585,523

Total Assets	$5,945,247		$5,901,353		$5,732,847		$5,923,300		$5,752,337

Liabilities and Shareholders’ Equity
Interest-bearing demand and savings deposits	$2,553,412	0.17%	$2,576,259	0.22%	$2,484,141	0.34%	$2,564,836	0.19%	$2,468,140	0.34%
Time deposits	1,165,009	1.58%	1,203,668	1.62%	1,391,168	2.02%	1,184,338	1.60%	1,431,108	2.03%
Short-term borrowings	422,361	0.27%	334,454	0.27%	157,922	0.45%	378,407	0.27%	165,141	0.44%
Long-term borrowings	183,890	4.09%	207,338	3.83%	179,675	4.09%	195,614	3.95%	182,393	4.10%

Total Interest-Bearing Liabilities	4,324,672	0.72%	4,321,719	0.79%	4,212,906	1.06%	4,323,195	0.76%	4,246,782	1.08%
Noninterest-bearing deposits	796,555		764,667		714,234		780,611		700,713
Other liabilities	50,724		50,312		46,036		50,519		47,304
Shareholders’ equity	773,296		764,655		759,671		768,975		757,538

Total Noninterest-Bearing Funding Sources	1,620,575		1,579,634		1,519,941		1,600,105		1,505,555

Total Liabilities and Shareholders’ Equity	$5,945,247		$5,901,353		$5,732,847		$5,923,300		$5,752,337

Net Interest Margin (FTE) (annualized)(1)		3.61%		3.75%		3.76%		3.68%		3.81%

(5)	Includes held for sale loans.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except per share data)

	June 30, 2012	March 31, 2012	June 30, 2011
ASSET QUALITY DETAIL

Nonperforming Loans:

Loans on nonaccrual basis	$33,457	$36,405	$89,974
Loans held for sale on nonaccrual basis	0	8,076	823
Troubled debt restructured loans on nonaccrual basis	45,235	41,690	22,693
Troubled debt restructured loans on accrual basis	6,251	3,482	34,208

Total Nonperforming Loans	$84,943	$89,653	$147,698
Other real estate owned (“OREO”)	19,140	21,335	36,507

Total Nonperforming Assets	$104,083	$110,988	$184,205
Loans past due in excess of 90 days and still accruing	$10,587	$8,126	$12,960
Criticized loans	272,517	265,526	460,663
Nonperforming loans, plus OREO as a percentage of total loans, plus OREO(5)	2.49%	2.67%	4.57%
Allowance for credit losses	$61,676	$60,732	$75,166

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
Net Charge-offs:

Commercial, financial, agricultural and other	$1,717	$1,676	$1,840	$3,393	$2,696
Real estate construction	114	134	3,049	248	8,048
Commercial real estate	278	77	4,721	355	5,411
Residential real estate	593	1,579	519	2,172	1,604
Loans to individuals	651	823	609	1,474	1,233

Net Charge-offs	$3,353	$4,289	$10,738	$7,642	$18,992

Net charge-offs as a percentage of average loans outstanding (annualized)	0.33%	0.42%	1.06%	0.37%	0.93%
Provision for credit losses as a percentage of net charge-offs	128.15%	88.30%	84.86%	105.78%	120.73%
Provision for credit losses	$4,297	$3,787	$9,112	$8,084	$22,929

RECONCILIATION OF NON-GAAP MEASURES

(1)	Net interest income has been computed on a fully taxable equivalent basis (“FTE”) using the 35% federal income tax statutory rate.
(2)

Efficiency ratio is “total noninterest expense” as a percentage of total revenue. Total revenue consists of “net interest income, on a fully taxable equivalent basis,” plus “total noninterest income,” excluding “net impairment losses” and “net securities gains.”

	June 30,	March 31,	June 30,
	2012	2012	2011
Tangible Equity:
Total shareholders’ equity	$772,490	$767,358	$762,076
Less: intangible assets	163,057	163,428	164,553

Tangible Equity	609,433	603,930	597,523
Less: preferred stock	0	0	0

Tangible Common Equity	$609,433	$603,930	$597,523

Tangible Assets:
Total assets	$5,946,816	$5,968,644	$5,691,302
Less: intangible assets	163,057	163,428	164,553

Tangible Assets	$5,783,759	$5,805,216	$5,526,749

(3)Tangible Common Equity as a percentage of Tangible Assets	10.54%	10.40%	10.81%

Shares Outstanding at End of Period	104,728,846	105,050,018	104,906,994

(4)Tangible Book Value Per Common Share	$5.82	$5.75	$5.70

Note: Management believes that it is a standard practice in the banking industry to present these non-gaap measures. These measures provide useful information to management and investors by allowing them to make peer comparisons.